Exhibit 99.1

Quinton Pre-Tax Income Increases 30%, and EPS is $0.07 for the First Quarter of 2005

BOTHELL, WA, April 21, 2005 – Quinton Cardiology Systems, Inc. (NASDAQ: QUIN) today announced results for the first quarter of 2005.

First Quarter Results

Quinton reported first quarter pre-tax income of $1.4 million, an increase of 30% over the first quarter of 2004, on revenue of $21.3 million. Net income for the quarter was $1.0 million, earnings per fully diluted share was $0.07 and cash flow from operations was $1.0 million.

First quarter revenue of $21.3 million compares to revenue of $21.7 million for the first quarter of 2004. The slight decline was largely due to delays in order cycles in our acute care channel for our cardiac rehabilitation systems and, to a lesser extent, to problems in obtaining component parts for certain versions of our electrocardiographs, resulting in lower than expected sales. These challenges were partially offset by generally strong sales in our primary care channel and significantly higher international sales. In addition, we continued to measurably increase the backlog for our Pyramis cardiology data management systems.

Gross margin for the quarter increased over two full percentage points to 45.8%, up from 43.7% during the first quarter of 2004 and up from 45.1% in the fourth quarter of 2004. This improvement resulted from the ongoing impact of cost reduction initiatives, combined with changes in product mix toward higher margin systems.

Operating income was $1.3 million for the first quarter, an increase of 10% as compared to the first quarter of 2004. Operating expenses increased modestly relative to the prior year, principally due to increased sales and marketing headcount and related expenses.

Net income was approximately $1.0 million, or $0.07 per fully diluted share, for the first quarter of 2005, which includes a provision for income taxes of $0.5 million. This compares to net income of approximately $1.1 million, or $0.08 per fully diluted share, for the first quarter of 2004. The provision for income taxes for the first quarter of 2005 was based on a 33% rate. The applicable rate for the tax provision for the first quarter of 2004 was 3%, as the benefit of tax loss carryforwards was used to offset most of the provision for income taxes at regular statutory rates. The tax rate for the most recent quarter increased because the Company recognized the benefits of future tax operating loss and credit carryforwards as income in the fourth quarter of 2004. Pro forma net income and earnings per fully diluted share for the first quarter of 2004 would have been $0.8 million and $0.06, respectively, if the tax provision for the first quarter of 2004 had been based on the 33% rate applicable to the first quarter of 2005.

Quinton generated cash from operations of approximately $1.0 million during the first quarter of 2005. This compares to net cash used in operations of approximately $0.6 million in the first quarter of 2004. Quinton ended the quarter with $22.8 million in cash and had no borrowings against its $12.0 million line of credit.

“We are pleased that our strong gross and operating margins yielded a significant increase in pre-tax income, as well as bottom line performance in line with our previous guidance,” stated John Hinson, Quinton chief executive officer.

Outlook

Management updated its guidance for the balance of 2005. Excluding the impact of the pending merger with Cardiac Science, Inc. (NASDAQ: DFIB) that was announced on February 28, 2005 and taking into consideration the first quarter, management now expects revenues for 2005 to be between $93 million and $96 million. This represents growth over 2004 of between 4% and 7%. Also excluding the impact of the pending merger with Cardiac Science, management expects net income for the year to be between $5.1 million and $5.7 million, or between $0.33 and $0.37 per fully diluted share.

Except for a change in expected charges relating to stock based compensation, management’s expectations for net income and earnings per fully diluted share have not changed relative to previously stated guidance.

Management previously guided to stand-alone 2005 net income of between $3.9 million and $4.5 million, representing earnings per fully diluted share of between $0.25 and $0.29, on fully diluted shares of approximately 15.3 million. These expected net income and earnings per fully diluted share amounts included estimated pre-tax non-cash expenses relating to stock based compensation of $1.3 million, reflecting charges in the second half of the year, at which time expensing of stock based compensation was to become mandatory.

Based on a recent announcement by the Securities and Exchange Commission, the requirement for mandatory expensing of stock based compensation expense will be delayed until the Company’s fiscal year beginning January 1, 2006. Before this postponement, charges for stock based compensation expense would have been required to be reflected in earnings for the third and fourth quarters of 2005. Based on this change, management has updated earnings guidance for 2005 to exclude the estimated $1.3 million in stock based compensation charges that would otherwise have been recorded during the second half of the year.

These updated expectations for net income and earnings per share include an income tax provision at a blended federal and state rate of 33%. For the year, Quinton expects cash income taxes for the year to be approximately $2.0 million less that its reported provision for income taxes, due to the benefit of tax loss and credit carryforwards.

For the second quarter of 2005, Quinton management expects revenue to be in a range between $22 million and $24 million. Net income, fully taxed, is expected to be in a range between $1.0 million and $1.2 million, or $0.07 and $0.08 per fully diluted share.

“We expect to regain our revenue momentum,” said Mike Matysik, Quinton chief financial officer. “Excluding the impact of the Cardiac Science merger, we still believe we will achieve our original earnings targets for the year, as modified for the change in stock-based compensation accounting.”

The consummation of the pending merger with Cardiac Science, which is subject to approval by both Quinton and Cardiac Science shareholders, as well as certain other conditions, will materially affect the future operating results and financial condition of Quinton. Quinton currently expects that this merger will be consummated in the third quarter of 2005. If the merger is not consummated for any reason, Quinton would be required to charge transaction related costs to operations in the period in which management determines that such consummation of the transaction is not likely, which would adversely affect Quinton’s results of operations in that period.

Conference Call / Webcast

Quinton has scheduled a conference call for Thursday, April 21, 2005 at 4:30 p.m. Eastern Daylight Time to discuss the Company’s first quarter financial results with analysts and investors. The call will be hosted by John Hinson, Quinton chief executive officer, and Mike Matysik, Quinton chief financial officer.

To access the conference call, dial (877) 851-1757. International participants may call (706) 679-3220. The call will also be web cast live through the Quinton web site at www.quintoncardiology.com.

An audio replay of the call will be available beginning Monday, April 25th, following our filing with the SEC of a transcription of the call. The call replay will be available for 7 days at (800) 642-1687 for U.S. callers or (706) 645-9291 for those calling outside the U.S. The ID number is 5543734. An audio archive will be available at www.quintoncardiology.com for one month following the call.

About Quinton Cardiology Systems

Quinton develops, manufactures, markets and services a family of advanced cardiology products used in the diagnosis, monitoring and management of patients with cardiovascular disease. Quinton markets its products under the Quinton and Burdick brand names. Quinton’s shares are quoted on the NASDAQ National Market under the trading symbol “QUIN”. On February 28, 2005, Quinton announced the signing of a definitive merger agreement with Cardiac Science, Inc. The merger is subject to approvals of both Quinton and Cardiac Science shareholders and other closing conditions. For more information, visit the Quinton web site at www.quintoncardiology.com or contact Quinton at (800) 426-0337.

Please note that Quinton recently launched a new web site at www.quintoncardiology.com. The two previous web-sites, www.quinton.com and www.burdick.com, will continue to be available for specific information on Quinton and Burdick brand products.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, those relating to Quinton’s expected 2005 revenue and earnings that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include statements relating to Quinton’s expected 2005 revenue and profitability. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, delays in our product development activities and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, changes to expected order cycles, disruptions in supplies or increases in prices of certain components we use in our products, changes in the number of primary or fully diluted shares outstanding, the effect on net income and earnings per share of the proposed merger with Cardiac Science, the cancellation of or changes to the terms of the proposed merger, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, the final court decision with respect to currently pending litigation, and our ability to maintain good relationships with our employees and suppliers. These and other risks are more fully described under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2004, under the caption “Certain Factors that May Affect Future Results” and other documents, as filed with the Securities and Exchange Commission by Quinton Cardiology Systems, Inc. Quinton undertakes no duty or obligation to update the information provided herein.

Contact:
Mike Matysik, senior vice president and chief financial officer
(425) 402-2009
www.quintoncardiology.com

Pro Forma Financial Information

This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). The information presented on a pro forma basis relates to net income and earnings per share for the first quarter of 2004, after adjusting the provision for income taxes for 2004 as reported in accordance with GAAP to that calculated by applying the same tax rate as was applicable to 2005 pre-tax income. The tax rate increased in the current year because the Company recognized the benefits of future tax operating loss and credit carryforwards as income in the fourth quarter of 2004. Management believes that this pro forma information is meaningful because using the same tax rate for both 2004 and 2005 allows for a comparison of the performance of the Company’s operations on a basis which is consistent from period to period. Set forth below is a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with GAAP (in thousands, except per share amounts):

Net income, as reported for the three months ended March 31, 2004	$1,088
Pro forma adjustment:
Reduce net income for the effect of a 33% tax rate applied to pre-tax income	(329)

Pro forma net income for the three months ended March 31, 2004	$759

Fully diluted earnings per share, as reported for the three months ended March 31, 2004	$0.08
Pro forma adjustment:
Reduce net income for the effect of a 33% tax rate applied to pre-tax income	(0.02)

Pro forma fully diluted earnings per share for the three months ended March 31, 2004	$0.06

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,	March 31,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$21,902	$22,821
Marketable equity securities	646	607
Accounts receivable, net	13,649	12,222
Inventories	11,047	11,739
Deferred income taxes	5,542	5,221
Prepaid expenses and other current assets	790	777

Total current assets	53,576	53,387
Machinery and equipment, net of accumulated depreciation	4,314	4,177
Deferred income taxes	3,594	3,494
Intangible assets, net of accumulated amortization	5,619	5,539
Goodwill	9,072	9,072
Investment in unconsolidated entity	1,000	1,000
Deferred acquisition related costs	—	885

Total assets	$77,175	$77,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	5,615	6,818
Accrued liabilities	6,220	4,356
Warranty liabilities	2,093	2,016
Deferred revenue	4,754	4,729

Total current liabilities	18,682	17,919
Minority interest in consolidated entity	159	139
Shareholders’ Equity	58,334	59,496

Total liabilities and shareholders’ equity	$77,175	$77,554

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2004		2005
	$	%	$	%
Revenues:
Systems	$18,526	85.6%	$18,344	86.0%
Service	3,126	14.4	2,986	14.0

Total revenues	21,652	100.0	21,330	100.0
Cost of revenues:
Systems	10,275	55.5	9,682	52.8
Service	1,925	61.6	1,882	63.0

Total cost of revenues	12,200	56.3	11,564	54.2

Gross profit:
Systems	8,251	44.5	8,662	47.2
Service	1,201	38.4	1,104	37.0

Total gross profit	9,452	43.7	9,766	45.8
Operating expenses:
Research and development	1,831	8.5	1,809	8.5
Sales and marketing	4,371	20.2	4,657	21.8
General and administrative	2,088	9.6	2,027	9.5
Stock-based compensation	18	0.1	18	0.1

Total operating expenses	8,308	38.4	8,511	39.9

Operating income	1,144	5.3	1,255	5.9
Other income (expense):
Interest income	5	0.0	121	0.5
Interest expense	(46)	(0.2)	(8)	—
Other income, net	—	—	61	0.3

Total other income (expense)	(41)	(0.2)	174	0.8

Income before income taxes and minority interest	1,103	5.1	1,429	6.7
Income tax provision	(35)	(0.2)	(470)	(2.2)

Income before minority interest in loss of consolidated entity	1,068	4.9	959	4.5
Minority interest in loss of consolidated entity	20	0.1	20	0.1

Net income	$1,088	5.0%	$979	4.6%

Net income per share — basic	$0.09		$0.07
Net income per share — diluted	$0.08		$0.07
Weighted average shares outstanding — basic	12,244,515		14,067,372
Weighted average shares outstanding — diluted	13,187,087		14,777,899

Quinton Cardiology Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2004	2005
Operating Activities:
Net income	$1,088	$979
Adjustments to reconcile net income to net cash from (used in) operating activities:
Depreciation and amortization	386	404
Stock-based compensation	18	24
Deferred taxes	5	434
Minority interest in loss of consolidated entity	(20)	(20)
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	68	1,427
Inventories	(94)	(692)
Prepaid expenses and other current assets	10	13
Accounts payable	(365)	397
Accrued liabilities	(1,529)	(1,864)
Warranty liability	(24)	(77)
Deferred revenue	(108)	(25)

Net cash flows from (used in) operating activities	(565)	1,000

Investing Activities:
Purchases of machinery and equipment	(36)	(187)
Payments of acquisition related costs	—	(79)
Purchase of technology	(125)	—

Net cash flows used in investing activities	(161)	(266)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee stock purchase plan	226	185
Borrowings on bank line of credit, net	569	—
Payments of long term debt	(91)	—

Net cash flows from financing activities	704	185

Net change in cash and cash equivalents	(22)	919
Cash and cash equivalents, beginning of period	185	21,902

Cash and cash equivalents, end of period	$163	$22,821

Supplemental disclosure of cash flow information:
Cash paid for interest	$47	$128
Cash paid for income taxes	7	9
Supplemental disclosure of non-cash investing and financing activities:
Accounts payable recorded for acquisition related costs	$—	$806
Note issued in connection with purchase of technology	125	—